Exhibit 10.45

Richard Clark
c/o dick clark productions, inc.
9200 Sunset Blvd., 10th Floor
Los Angeles, CA  90069

Reference is made to those certain Promissory Notes dated on or about December 4, 2004 in the aggregate principal amount of $500,000 issued by NuVim, Inc. ("NuVim") to Richard Clark, as payee (as modified through the date hereof, the "Notes"). NuVim acknowledges that, in accordance with the terms of a certain Participation Agreement among Mr. Clark, Stanley Moger and NuVim, made as of August 11, 2004 (the "Participation Agreement"), Mr. Moger is an equal participant in the Notes, and that he is entitled to one-half of the benefits conferred to Mr. Clark with respect thereto.

This letter sets forth our understanding with regard to the agreement of Mr. Clark and Mr. Moger to extend the Maturity Date of the Notes to January 15, 2009. In consideration of such agreement, NuVim hereby agrees to the following:

1. Recognizing the effect of the Participation Agreement on the economics of the Notes, NuVim shall issue to each of Mr. Clark and Mr. Moger an amended and restated note, in form satisfactory to Mr. Clark and Mr. Moger, recognizing the current outstanding principal and accrued interest with respect to the Notes, reaffirming its obligations under the Notes (as modified through the date hereof), reaffirming its representations, warranties and covenants under the Loan Agreement, Security Agreement and other agreements entered into in connection with the Loan Agreement, and the validity of the Liens created thereunder.

2. Concurrently with the extension of the Maturity Date under the Notes, NuVim shall issue to each of Mr. Clark and Mr. Moger a warrant to purchase 100,000 shares of NuVim common stock at a price of $0.35 per share.

3.   Each warrant will include the following terms:
          (a)  a strike/exercise price of $0.35 per share;
          (b) the warrants may not be exercised before February 15, 2008 or after August 15, 2015;
          (c) the shares issued upon exercise of the warrants shall have piggy-back registration rights; and
          (d) notwithstanding the foregoing exercise period, if NuVim shall file any Registration Statement relating to its common shares at any time after November 30, 2006, (I) the exercise period shall accelerate so that the warrants may be exercised (in whole or in part) immediately and (II) the shares purchased upon such exercise shall be included in

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               that Registration Statement. NuVim shall promptly notify Mr.
               Clark and Mr. Moger of its intention to file a registration statement, but in no event not less than 30 days prior to the intended filing date.

4. NuVim covenants and agrees that any shares of NuVim currently owned by Mr. Clark or by Mr. Moger designated by the respective individual shall be included in the SB-2 Registration Statement to be filed this month with the SEC.

Please sign below to indicate your agreement.

NuVim, Inc.


By:  /s/ Richard Kundrat
     -------------------------------
     Richard Kundrat, Chairman & CEO


     Richard Clark:

     /s/ Richard Clark
     ------------------


     /s/ Stanley Moger
     -----------------
     Stanley Moger